UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2021

Cardiff Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission File Number)	IRS Employer
of incorporation or organization)		Identification No.)

11055 Flintkote Avenue
San Diego, CA 92121
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	CRDF	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2021, Cardiff Oncology, Inc. (the “Company”) appointed Dr. Katherine Ruffner as Chief Medical Officer of the Company. Dr, Ruffner will receive an annual base salary of $430,000 and an annual performance bonus with a target amount equal to 45% of his annual base salary based upon the Board’s assessment of Dr. Ruffner’s and the Company’s attainment of goals as set by the Board in its sole discretion. Dr. Ruffner was also granted a non-qualified option to purchase 200,000 shares of our common stock with an exercise price of $6.55 per share. The options were granted as inducement grants in accordance with Nasdaq Listing Rule 5635(c)(4). 25% of the shares subject to the option will vest on July 12, 2022 and the remaining shares vest in 36 equal monthly installments thereafter, subject to Dr. Ruffner’s continued service.

In addition, on July 12, 2021, the Company entered into an employment agreement with James Levine (the “Levine Employment Agreement”) pursuant to which Mr. Levine will be the Chief Financial Officer of the Company.

Under the terms of the Levine Employment Agreement, Mr. Levine is entitled to receive an annual base salary of $425,000 and an annual performance bonus with a target amount equal to 45% of his annual base salary based upon the Board’s assessment of Mr. Levine’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Levine Employment Agreement, Mr. Levine was also granted a non-qualified option to purchase 390,000 shares of our common stock with an exercise price of $6.55 per share. The options were granted as inducement grants in accordance with Nasdaq Listing Rule 5635(c)(4). 25% of the shares subject to the option will vest on July 12, 2022 and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Levine’s continued service. In addition, the Levine Employment Agreement contains non-competition and non-solicitation provisions.

Pursuant to the terms of the Levine Employment Agreement, if Mr. Levine’s employment is terminated by the Company for cause or as a result of Mr. Levine’s death or permanent disability, or if Mr. Levine terminates his employment agreement voluntarily, Mr. Levine will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid through the date of his termination, and (iii) all business expenses reasonably and necessarily incurred by Mr. Levine prior to the date of termination. If Mr. Levine’s employment is terminated by the Company without cause or by Mr. Levine for good reason, Mr. Levine will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Mr. Levine of his employment voluntarily, in addition to (provided that Mr. Levine executes a written release with respect to certain matters) a severance payment equal to his base compensation for 12 months from the date of termination and the bonus and any benefits that Mr. Levine would be eligible for during such 12 month period.

In addition, if Mr. Levine’s employment is terminated: (a) by the Company without cause within 12 months prior to a change of control (as defined in the Levine Employment Agreement) that was pending during such 12 month period, (b) by Mr. Levine for good reason within 12 months after a change of control, or (c) by the Company without cause at any time upon or within 12 months after a change of control, Mr. Levine will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Mr. Levine of his employment voluntarily, in addition to the severance payments due if Mr. Levine’s employment is terminated by the Company without cause or by Mr. Levine for good reason, and all of Mr. Levine’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

There are no arrangements or understandings between either Dr. Ruffner or Mr. Levine and any other person pursuant to which she or he was selected as an officer of the Company, and there is no family relationship between either Dr. Ruffner or Mr. Levine and any of the Company’s other directors or executive officers.

The foregoing description of the Levine Employment Agreement is not complete and is qualified in its entirety by reference to the Levine Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On July 12, 2021, the Company issued a press release announcing the appointment of Dr. Ruffner as Chief Medical Officer and Mr. Levine as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Employment Agreement dated July 12, 2021 by and between James Levine and Cardiff Oncology, Inc.
99.1	Press Release of Cardiff Oncology, Inc. dated July 12, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         July 12, 2021

CARDIFF ONCOLOGY, INC.

By:	/s/ Mark Erlander
Mark Erlander
Chief Executive Officer

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